AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BETWEEN
DAIS ANALYTIC CORPORATION
AND
TIMOTHY N. TANGREDI

 THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 28th day of July 2008 (“Effective Date”) by and between Dais Analytic Corporation, a New York Corporation ("Company"), and Timothy N. Tangredi ("Executive").

RECITALS

    WHEREAS, Executive entered into an employment agreement with Company dated April 10, 2000 (the “April 2000 Agreement”); and

WHEREAS, the April 2000 Agreement was amended by agreements entered into by and between the parties hereto and dated June 22, 2002, September 24, 2003 and November 3, 2003 (“Amendments”); and

WHEREAS Company and Executive desire to amend and restate the April 2000 Agreement to incorporate the provisions of the April 2000 Agreement and the Amendments thereto into one agreement and to reflect such further changes as hereinafter provided; and

WHEREAS, the Executive and Company wish to continue Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreement hereinafter set forth, it is agreed as follows:

Article I – Employment

1.1	Employment.	Company hereby employs Executive, and Executive hereby accepts such employment from Company, on the terms and conditions set forth in this Agreement.

1.2	Term.
Subject to the provisions for termination and extension as hereinafter provided, the term (the "Term") of this Agreement shall commence on April 10, 2000 (the "Commencement Date") and shall continue until the third anniversary thereof.

1.3
Automatic Renewal. The Term shall automatically be extended on the second anniversary of the Commencement Date for an additional two (2) years, and on each subsequent anniversary of the Commencement Date thereafter for an additional one (1) year, unless in any such case either Executive or Company delivers, at least one hundred and eighty (180) days before such anniversary of the Commencement Date, written notice to the other party of his or its intent not to renew or extend the Term.

1.4
Termination of Existing Agreement.  Effective upon the close of business on the day prior to the Commencement Date, any employment agreement by and between Company and Executive which predates the Commencement Date is hereby terminated, except that any rights and obligations which accrue or otherwise arise prior to the Commencement Date under any such agreement shall continue to be enforceable.

Article II – Duties

2.1
Postion. Executive will continue to serve as the President and Chief Executive Officer of Company during the Term of this Agreement, and his duties hereunder in such position shall be as set forth in the By-Laws of the Company.  Any material diminution in the powers, duties and authorities of Executive set forth in the By-Laws shall not be effected without the prior written consent of the Executive.  Executive will devote substantially all of his professional time during regular business hours to the Company's business, except that Executive will be permitted to perform charitable work and to manage his personal and other business investments so long as such outside activities do not interfere with the performance of Executive's duties on behalf of Company.

2.2
Location.  Executive shall be employed at the Company's principal offices located in Odessa, Florida, subject to necessary travel on Company business as determined by the Executive.  The Company's principal offices shall not be moved to a location that is more than 50 miles from the Company's current principal offices without the Executive's prior written consent.

2.3
Directorships; Position with Subsidiaries. During the Term of this Agreement, the Company shall utilize its best efforts to cause Executive to continue to be elected as a director of the Company. Such best efforts shall include, but not be limited to, nominating Executive as part of management slate of directors to be elected by the shareholders of the Company, endorsing the election of Executive as a director and soliciting proxies for the election of Executive. In addition, at Executive's request, the Company shall have Executive elected to the Board of Directors of each of its subsidiaries.

Article III -- Compensation and Benefits

3.1
Salary and Bonus. Subject to the terms and conditions set forth below, Executive will receive the following compensation for his services during his Term of employment (beginning on the Commencement Date):

                a.             Base Salary.  From and after the Commencement Date until such time as the Company obtains equity and/or debt financing, measured from the Commencement Date, in the aggregate amount of not less than $3 million (the "Minimum Funding Amount"), the Executive shall receive a base salary of $75,000 per annum.  From and after the date on which the Company obtains the Minimum Funding Amount, the Executive's base salary shall be increased to $170,000 per annum or such higher sum as the Board of Directors shall set, except that if such Minimum Funding Amount is obtained as a result of an initial public offering, the Executive's base salary shall be increased to no less than $250,000 per annum.   From and after the date of closing of the Company's initial public offering (if such offering is subsequent to the date on which the Minimum Funding Amount is obtained), Executive's base salary shall be increased to at least $250,000 per annum.  The base salary, as in effect from time to time during the Term of this Agreement, shall hereinafter be referred to as the "Base Salary". The Base Salary in effect on each anniversary date of this Agreement shall be increased by a percentage that is no less than the percentage increase in the Consumer Price Index for the preceding twelve calendar months for the greater Tampa, Florida area. In addition, the Base salary then in effect shall be reviewed by the Board of Directors not less frequently than annually and may be further increased by the Board in its discretion from time to time but may not be decreased without the Executive's prior written consent.  The Base Salary in effect from time to time shall be payable in accordance with the Company's customary payroll practices.

                 b.            Bonus.  Executive shall be eligible to receive an annual bonus in an amount not exceeding 100% of his then effective Base Salary, which bonus shall be measured by Executive's success in meeting certain performance goals, including but not limited to product roll-outs, organizational and staffing objectives and business development and revenue goals. The Compensation Committee of the Board of Directors shall establish such performance goals and criteria in writing at the beginning of each year of the Term.  The bonus provided for in this paragraph (b) may be modified from time to time as determined in good faith by the Compensation Committee of the Board of Directors and shall be in addition to the stock options which may be earned by the Executive pursuant to Section 3.2 below or any other stock options granted to Executive.  Any bonus granted pursuant to this Section 3.1(b) shall be paid within 90 days after the end of the period to which it relates.

3.2	Stock Options.

                 (a)            Options Related to Product Introductions. For each product for which the Company commences commercial sale or licensing during the Term and receives more than $1,000,000 of revenue during any 12 month period ("Target Revenue Amount"), the Executive, in addition to any other compensation which he may receive hereunder, shall be granted options to purchase 10,000 shares of the Company's Common Stock, which options shall be exercisable at a price equal to either (i) the lower of: (a)Two Dollars and Fifty Cents ( $2.50) per share or (b) the fair market value per share of the stock on the Date of Grant as determined in good faith by the Compensation Committee of the Board of Directors, if the Company has not conducted an initial public offering prior to the Date of Grant (as hereinafter defined), or (ii) at an exercise price equal to 75% of the market price of the Common Stock, if the Company has completed an initial public offering of its Common Stock prior to the Date of Grant (with the market price to be the average of the closing sale prices during the five trading days immediately preceding the Date of Grant of the option).  Such options, as well as any other options granted to Executive during the term of his employment, shall be granted under the Company's then existing stock option plan, shall be immediately exercisable, have a term of ten years, shall be exercisable for up to three years after termination of employment by Executive with the Company (unless termination is for Cause, as hereinafter defined, in which event they shall expire on the date of termination), shall have a "cashless" exercise feature, and shall be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth herein.  The "Date of Grant" of any option granted pursuant to this Section 3.2 (a), shall be deemed the last business day of the calendar month in which the revenues from a product exceed the Target Revenue Amount.
                 (b)            Options Related to Stock Price.  In the event that the Fair Market Value (as defined below) of the Company's Common Stock equals or exceeds 200% of the price at which the Company sells Common Stock in an initial public offering (the "Target Value") at any time during the Term, Executive shall be granted options to purchase 50,000 shares of Common Stock at an exercise price equal to 75% of the Target Value, on terms identical to the options provided for in paragraph (a) of this Section 3.2 above.   For purposes of this paragraph, "Fair Market Value" shall mean, the average of the closing prices of the Common Stock for any five consecutive trading days, as reported by the principal exchange or other stock market on which the Common Stock is then traded.

3.3	Benefits: Executive shall receive the following benefits during the Term of this Agreement:

a.
Health Benefits.   Medical, hospital, surgical, vision, dental, long and short term disability, accidental death and/or travel insurance coverage (collectively “Health Benefits”), as generally offered and made available to other executive officers of the Company and to the extent Executive's age, health or other qualifications make him eligible to participate, except that the Executive shall not be required to pay any amounts toward the premiums therefore.  In the event that the Company does not offer Health Benefits to executive officers of the Company, then Company shall reimburse Executive for the premium costs of Health Benefits.

b.	Vacation. Four (4) weeks of paid vacation per year. At Executive’s option, accrued but unused vacation shall be payable in cash or carried over to the following year.

c.
Life Insurance.  The Company shall provide term life insurance on the life of the Executive in an amount equal to 300% of the Base Salary then in effect.  The beneficiary or beneficiaries of said insurance shall be as designated in writing to the Company by Executive, and the owner of the policy shall be the Executive or his assigns.   The Company shall pay all the premiums payable on such insurance and any applicable federal and local income taxes as a result of such payment.

d.	Reimbursement of Expenses. Executive shall be reimbursed for all ordinary and reasonable business expenses incurred in accordance with Company's policies and customary practices.

e.
Car Allowance. In addition to expenses reimbursable pursuant to paragraph (d) above, the Company shall provide Executive with an automobile allowance of $600 per month during the Term of this Agreement, and the Company shall reimburse Executive for the cost of insurance, repairs, gas, maintenance and mobile telephone expense associated with Executive's automobile.

f.
Other Benefits.  In addition to the benefits specifically set forth above in this Section 3.3, Executive shall be entitled to participate during the Term in all employee benefit plans, including but not limited to the Company’s incentive compensation plan, which may be made available at the date hereof or in the future by the Company to employees serving the Company or its subsidiaries in an executive capacity.  Benefits for Executive under such plans shall be at least as great as those offered to any other employee of the Company any of its subsidiaries but any option grant under said benefit plans shall be subject to the same terms as those of Section 3.2 (a) with the exception that the Date of Grant shall be the date  set by the Board of Directors for said grant.

Article IV -- Termination

4.1	Termination of Employment. The following are the bases for termination of Executive's employment with Company:
a. Death of Executive;

b. Executive's Disability (as defined below) with sixty (60) days' prior written notice of termination;
c. Expiration of the Term of this Agreement;

d. Voluntary resignation of Executive without Good Reason (as defined below), with thirty (30) days prior written notice of termination;

e. Termination by Executive for Good Reason, with thirty (30) days prior written notice;
f. Termination by the Company for Cause (defined below);
g. Termination by Executive within one year following a Change in Control of the Company (as defined below); and
h. Any other termination by Company other than for Cause or Disability.

  The decision to terminate Executive pursuant to (b), (f) or (h) shall be made by a majority of the disinterested directors of the Board.  Except as otherwise provided in this Article 5, upon the occurrence of any event described in (a) through (h) above,
  Executive's employment shall terminate and the Company shall have no further obligation to Executive hereunder except to pay to Executive (or his estate, as the case may be), within 10 days following the date of termination, his accrued but unpaid Base
  Salary, bonus and accrued vacation pay, less standard withholdings for tax and social security purposes, plus any un-reimbursed expenses.

4.2	Certain Definitions.

a.
"Good Reason" means either (i) a material breach by Company of this Agreement without curing such breach within twenty (20) days of written notice from Executive to Company or  (ii) Company's failure to pay any compensation due and owing to Executive within ten (10) days after written notice from Executive to Company that such payment is due.

b.        "Cause" means:

(i) Material breach by Executive of this Agreement, after Executive has been given written notice of his default and has not cured such material breach within thirty (30) days of receiving such notice;

(ii) Executive's failure to follow reasonable, lawful orders or directions of the Board, after Executive has been given written notice of his default and has not followed such lawful orders or directions of the Board within thirty (30) days of receiving such notice;

(iii) Executive's willful misconduct, dishonesty or reckless disregard of his responsibilities to Company, after Executive has been given written notice of his default and has not cured such conduct within thirty (30) days of receiving such notice;

(iv) Executive's conviction or plea of nolo contendre or the equivalent in respect of either a felony or a misdemeanor involving moral turpitude but excluding, in any event, vehicular infractions; or

(v) Executive's material violation of any written major Company policy previously communicated to Executive, after Executive has been given written notice of his default and has not cured such violation within thirty (30) days of receiving such notice.

c.
"Disability" means a physical or mental illness, injury or condition that prevents Executive from performing his essential duties under this Agreement, even with reasonable accommodation, for at least ninety (90) consecutive calendar days or for at least one hundred and twenty (120) calendar days, whether or not consecutive, in any one hundred and eighty (180) calendar day period, or is likely to do so, as certified by a physician reasonably and mutually agreed upon by the Executive and Company.

d.	"Change in Control of the Company" shall be deemed to have occurred if any one of the following occurs:

(i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company having general voting power in electing the Board of Directors of the Company; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of the Directors; or

(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the outstanding Common Stock  and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, immediately following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of   Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger or consolidation, as the case may be.

4.3	Severance Pay and Other Benefits Upon Termination In Certain Circumstances

a.
Termination By Company Without Cause or By Executive for Good Reason. In the event Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following:

i) Severance Pay.   The Company shall pay to Executive an amount equal to the sum of (A) the greater of 200% of the Base Salary then in effect for Executive or $270,000 plus (B) the cash bonus, if any, awarded to Executive for the most recent year pursuant to Section 3.1(b) hereof, which amount shall be payable by the Company in full within 10 days following termination.

(ii) Continuation of Benefits.   Company shall continue to provide Executive the benefits set forth in Section 3.3 of this Agreement until two years following termination of Executive's employment, and shall continue to offer any of such benefits to Executive beyond such two year period to the extent required by COBRA or similar statute which may then be in effect.

(iii) Vesting of Options.  All stock options, to the extent they were not exercisable at the time of termination of employment, shall become exercisable in full.

(iv) Cancellation of Indebtedness.   Any indebtedness of Executive to the Company shall thereupon be cancelled and of no further force and effect, and the Company shall pay to Executive, within ten days following receipt of a written demand therefore, any income or other taxes resulting from such cancellation.

b.
Death or Disability.  In the event of termination of employment as a result of death the provisions of (a)(i), (a)(iii) and (a)(iv) of this Section 5.3 shall also be applicable. In the event of termination of employment as a result of Disability the provisions of Section 5.3 (a) in its entirety shall apply.

c.
Change in Control of the Company.  In the event that Executive elects to terminate employment within one year following a Change in Control of the Company, he shall receive, within the later of ten days following the date on which the Change in Control occurs or the date on which he give notice of his election to terminate employment, a lump sum payment equal to three times the greater of (i) his then current Base Salary plus the cash bonus, if any, awarded to Executive for the most recent year pursuant to Section 3.1(b) hereof, or (ii) $350,000 plus said cash bonus.  In addition, the provisions of (a) (ii), (a) (iii) and (a) (iv) of this Section 5.3 shall also be applicable.”

Article V -- Intellectual Property

5.1	Intellectual Property. Any and all intellectual property right, title and interest in works created or generated by Executive, whether alone or with others, during the Term within the scope of his employment, vest exclusively in, and will be the property of, the Company. Works shall be considered within the scope of the Executive's employment where the works (i) are created in whole or in part within the confines of Company's facilities during business hours or (ii) are created in whole or in part using Company facilities, materials, processes, equipment or supplies, where such intellectual property works reasonably relate to Company's actual or intended business. Executive will execute any reasonable documents necessary to transfer any such intellectual property to Company, including, at Company's expense, all patent applications and any continuations, continuations in part, divisional, reexaminations, reissues or foreign counterparts thereof.

Article VI – Non-Competition; Non-Solicitation; Confidentiality

6.1
Non-Competition. Executive agrees that (a) during the Term of this Agreement and (b) for a period of two (2) year after termination of Executive’s employment with the Company for any reason, Executive will not, without the prior written consent of Company, directly or indirectly, have an interest in, be employed by or be connected with, as an Executive, consultant, officer, director, partner, member, stockholder or joint venture, any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is in competition with Company's business. Notwithstanding the foregoing, Executive's ownership of greater than five percent (5%) of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. shall not be deemed a violation of this Agreement.

6.2
Non-Solicitation. Executive agrees that (a) upon termination of Executive’s employment with the Company for any reason and (b) for a period of one (1) year thereafter, Executive will not solicit or hire any person employed by Company at any time for a one (1) year period.  The foregoing restriction will not apply to any Company employee whose salary is less than $50,000 or who has ceased to be employed by Company for at least six months.

6.3	Confidentiality.

a.
Except as may be required to be disclosed by Executive under applicable law (including any applicable judicial or governmental regulation, directive, requirement or order) and except as required in connection with the performance of his duties under this Agreement, Executive shall keep confidential and shall not disclose, directly or indirectly, to any other person (other than to Company's other employees and/or agents in connection with such party's performance of its obligations to Company) any Confidential Information (defined below), and shall not use for his personal benefit or for that of any other person any Confidential Information.  This Section 7.3 shall not apply to Company information which: (i) Executive knows at the time of disclosure, free of any obligation to keep it confidential as evidenced by written records; (ii) at the time of disclosure is in the public domain; (iii) is disclosed to Executive by a third party that did not acquire such information under any obligation of confidence; (iv) is required to be disclosed by any court of competent jurisdiction provided that prior written notice of such disclosure is afforded to Company; (v) is or becomes generally available to the public through no fault of Executive.

b.
For purposes of this Agreement, the term "Confidential Information" means trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, business activities and operations, budgets, salaries, financial statements, prices, costs and other business information of or relating to Company or any subsidiaries of Company that may from time to time exist.

c.
Upon the termination of Executive's employment for any reason whatsoever, Executive shall deliver to Company all tangible materials embodying the Confidential Information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.  Executive shall not retain any copies of any of the above materials.

6.4
Injunctive Relief. Executive acknowledges that he has substantial knowledge and expertise in, and personal relationships affecting, the operations, business contacts, trade secrets, customer lists, marketing, business strategies and processes and other confidential matters of critical significance to the conduct of the Company's business and its future prospects.  Executive, therefore, agrees and consents that, in addition to any other remedies that may be available to Company, Company shall be entitled to specific performance by temporary as well as permanent injunction to prevent a breach or contemplated breach by Executive of any of the covenants or agreements in Sections 6.1, 6.2 or 6.3.

Article VII -- Indemnification

7.1
Indemnification.  During the term of this Agreement, and subsequent thereto with respect to any claim arising out of or in connection with his employment with the Company or  any subsidiary of the Company, the Company shall indemnify and hold Executive  harmless from all claims and liability, loss or damage (including but not limited to judgments, fines and amounts paid in settlement), asserted against Executive or incurred   by Executive, including reasonable attorneys fees and costs of investigation (the "Indemnification”) The Indemnification provided for herein shall be in addition to and not in substitution of any and all rights to indemnification which Executive may be entitled to under the laws of the State of New York or the Certificate of Incorporation and By-laws of the Company. To the extent permitted under the laws of the State of New York, and the Company's Certificate of Incorporation and By-Laws, all expenses, including reasonable attorneys fees, incurred by Executive in defending any civil, criminal, administrative or investigative action, shall upon request by Executive, be paid  and advanced by the Company in advance of the final disposition of such action, suit or proceeding.

7.2
Director and Officers Liability Insurance. During the Term, unless the Executive otherwise consents, the Company will maintain directors’ and officers’ liability insurance in an amount not less than $5,000,000, and Executive shall at all times be one of the named insured under such coverage.

Article VIII-- Miscellaneous

8.1	Governing Law. This Agreement shall be governed by New York law without regard to the conflicts of laws principles thereof.

8.2
Non-Contravention. Executive represents and warrants that the execution, delivery and performance of this Agreement do not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among Executive and one or more third parties.

8.3
Arbitration. Disputes between the parties arising under or with respect to this Agreement shall be submitted to arbitration in Hillsborough County, Florida by a single arbitrator under the rules of the American Arbitration Association, and the arbitration award shall be binding upon the parties and enforceable in any court of competent jurisdiction.  The cost of arbitration, including counsel fees, shall be borne by the Company unless the arbitrator determines that the Executive's position was frivolous and without reasonable foundation.

8.4
Notices. Any notice or communication to be given under the terms of this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to Company:	Dais-Analytic Corporation
11552 Prosperous Drive
Odessa, Florida 33556
Attn: Board of Directors

If to Executive:	Mr. Timothy N. Tangredi
10416 Pontofino Circle
Trinity, FL 34655

or at such other address as either party may from time to time designate by notice hereunder.  Notices shall be effective upon delivery in person or, if mailed, at midnight on the third business day after the date of mailing.

8.5	Modifications and Amendments. This Agreement shall not be modified, altered or amended except by a written agreement signed by the parties hereto.

8.6
Entire Agreement. This Agreement together with the documents referred to herein or contemplated hereby constitute and embody the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements whether oral or in writing with respect to the subject matter hereof.

8.7
Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, including any corporation, person or other entity which may acquire all or substantially all of the business of Company or any other corporation with or into which Company is consolidated or merged, and Executive and his heirs, executors, administrators and legal representatives, provided, however, that the obligations of Executive hereunder may not be delegated or assigned.

8.8
Severability. If any portion of this Agreement may be held to be invalid or unenforceable for any reason whatsoever, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions, or portions thereof, shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable.

8.9.
Headings; Interpretation.  The section headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.  When used in this Agreement, the term "including" shall mean without limitation by reason of enumeration.  Words used herein in the singular shall include the plural.

8.10.
Waiver.  The failure of either party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

8.11	Counterparts.	This Agreement may be executed in any number of counterparts, each of whom shall be deemed a duplicate original.

[The remainder of this page is left intentionally blank.]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

DAIS ANALYTIC CORPORATION

By:	/s/ William Newman
William Newman
Title: Executive Vice President

By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi
Title: President